Exhibit 99.01
[LEXAR LETTERHEAD]
May 2, 2006
Michael P. Scarpelli
c/o Lexar Media, Inc.
47300 Bayside Parkway
Fremont, CA 94538
Dear Michael:
     This letter supplements the offer letter between you and Lexar Media, Inc. (“Lexar”) dated December 22, 2005 (the “Letter”). We have agreed to the following addition to the Letter as set forth below:
     New language to be inserted after Section 7 of the Letter:
     You will receive a cash bonus (the “Bonus”) equal to sixty percent (60%) of your total base salary earned from either: (i) January 1, 2006 through the date of the closing of Lexar’s proposed merger with Micron Technology, Inc. (the “Closing Date”) if you are employed by Lexar on the date that is the later of September 1, 2006 and the Closing Date (the “Payment Date”), which payment shall be made on the Payment Date; or (ii) January 1, 2006 through the date of your termination if you are terminated without cause prior to the Payment Date, which payment shall be made on the date of such termination. This bonus amount represents your bonus potential over the period between January 1, 2006 and the Closing Date and is intended to replace any other bonus you could potentially earn during such period.
     Please indicate your agreement to this supplement to the Letter by signing below.

Sincerely,
/s/ Eric B. Stang

Eric B. Stang Chairman, President, and CEO

I accept the terms of this supplement to the Letter.

/s/ Michael P. Scarpelli	May 2, 2006

Michael Scarpelli	Date